Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Media Relations
June 10, 2024		212-460-4111
7:30 a.m.

CON EDISON ANNOUNCES RETIREMENT OF ROBERT HOGLUND; KIRKLAND ANDREWS TO SUCCEED HOGLUND AS CFO

NEW YORK – Consolidated Edison, Inc. (Con Edison) (NYSE: ED) and Consolidated Edison Company of New York, Inc. (CECONY) today announced that Robert Hoglund plans to retire from the role of the Chief Financial Officer on July 8, 2024, and will continue to serve as Senior Vice President of Con Edison and CECONY to provide for a smooth transition until his retirement later in 2024. As part of the company’s succession plan, Kirkland B. Andrews will succeed Robert Hoglund as Senior Vice President and Chief Financial Officer, effective July 8, 2024. Mr. Andrews joins Con Edison from Evergy, Inc. (NASDAQ: EVRG), where he served as Executive Vice President and Chief Financial Officer. Mr. Andrews will report to the Chairman and Chief Executive Officer, Tim Cawley.

Mr. Cawley remarked “First off, my thanks to Robert for his many contributions over the last 20 years. His deep industry knowledge, financial expertise and sound judgement have helped guide the company to strong results, including the recent increase of our company’s dividend for the 50th consecutive year. I’m very grateful for all that he has accomplished, as his work has benefited our shareholders, our customers, and our team.”

Mr. Andrews has extensive finance experience, including 13 years serving in CFO roles at public utilities. He serves on the board of directors for RPM International Inc., a high-performance coating, sealants and specialty chemicals company.

Mr. Andrews was previously employed at NRG Energy, Inc., where he served as Executive Vice President and Chief Financial Officer, and at Deutsche Bank Securities and Citigroup Global Markets, where he served as a managing director. He graduated from Wake Forest University and holds an MBA from the University of Virginia.

“Con Edison is poised for significant growth in the coming years as New York continues to lead the clean energy transition, and our financial strength is a critical pillar of our strategy,” said Cawley. “Kirk brings deep experience to our company, and his thoughtful perspective and strong and stable leadership will be great assets to our team.”

Mr. Andrews stated, “I am excited to join Con Edison’s diverse, experienced and engaged workforce. I look forward to working with Tim Cawley, the leadership team and the entire organization to build on Con Edison’s strong track record and continue to deliver value for customers, employees, and shareholders.”

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy-delivery companies, with approximately $15 billion in annual revenues and $67 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric service in New York City and New York’s Westchester County, gas service in Manhattan, the Bronx, parts of Queens and parts of Westchester, and steam service in Manhattan; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,300-square-mile area in southeastern New York State and northern New Jersey; and Con Edison Transmission, Inc., which falls primarily under the oversight of the Federal Energy Regulatory Commission and manages, through joint ventures, both electric and gas assets while seeking to develop electric transmission projects that will bring clean, renewable electricity to customers, focusing on New York and the Northeast.